Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2008 Results
LAFAYETTE, LA. November 4, 2008
     Stone Energy Corporation (NYSE: SGY) today announced net income of $34.1 million, or $1.04 per share, on operating revenue of $172.4 million for the third quarter of 2008 compared to net income of $34.1 million, or $1.23 per share, on operating revenue of $178.4 million for the third quarter of 2007. For the nine months ended September 30, 2008, net income totaled $179.2 million, or $6.02 per share, on operating revenue of $634.9 million compared to net income of $116.5 million, or $4.21 per share, on operating revenue of $551.6 million during the comparable 2007 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $163.8 million during the three months ended September 30, 2008 compared to $100.8 million generated during the third quarter of 2007. For the first nine months of 2008, discretionary cash flow totaled $494.6 million compared to $326.8 million for the comparable 2007 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes during the third quarter of 2008 averaged approximately 129 million cubic feet of gas equivalent (MMcfe) compared to average daily production for the second quarter of 2008 of 196 MMcfe and average daily production for the third quarter of 2007 of 203 MMcfe. The third quarter of 2008 was negatively impacted by shut-ins from Hurricanes Gustav and Ike estimated at 7.1 Bcfe (or an average of 77 Mmcfe per day for the quarter), and positively impacted by the acquired Bois d’Arc properties estimated at 0.6 Bcfe. The acquisition of Bois d’Arc Energy closed on August 28, 2008; however the subsequent shut-ins from the hurricanes minimized the effect of the Bois d’Arc production on the third quarter. For the nine months ended September 30, 2008, net average daily production volumes were approximately 170 MMcfe, or 25% lower than average daily production for the nine months ended September 30, 2007, which included 24 Mmcfe per day in average volumes from the divested Rocky Mountain properties. For the fourth quarter of 2008, Stone expects net daily production to average between 210 — 230 MMcfe.
     CEO David Welch stated, “The acquisition of Bois d’Arc Energy on August 28, 2008 was an important milestone for Stone as it boosted estimated proved reserves and production by over 50%. The transaction added high quality properties and prospects, and doubled our exploitation project inventory. The transition has gone smoothly, with cooperation from all parties. Our Operations group was tested one day after the Bois d’Arc closing when Hurricane Gustav, and then Hurricane Ike, forced full evacuations of the properties. We passed this difficult test as we executed a safe, successful evacuation and subsequent return to the platforms. However, the two hurricanes did alter our drilling program and impacted our production forecast. After the September shut-ins, production has steadily increased to currently over 210 MMcfe per day. We still expect to exit the year around 275 MMcfe per day.”
     “Despite the lost production and revenue from the hurricane shut-ins, the significant decline in oil and natural gas prices, the added costs associated with the hurricanes, and the world-wide credit squeeze, Stone expects to exit the year with sufficient liquidity. However, given the recent oil and gas price declines, we are further reviewing our capital plans for the remainder of this year and 2009. We still expect to accelerate our activity in Appalachia and the deep water Gulf of Mexico in 2009, and remain alert for attractive drill-to-earn opportunities caused by the current credit crisis.”
     Prices realized during the third quarter of 2008 averaged $106.81 per barrel (Bbl) of oil and $10.72 per thousand cubic feet (Mcf) of natural gas, which represents a 48% increase, on an Mcfe basis, over third quarter 2007 average realized prices of $76.74 per Bbl of oil and $7.19 per Mcf of natural gas. Average realized prices during the first nine months of 2008 were $104.20 per Bbl of oil and $10.29 per Mcf of natural gas compared to $65.13 per Bbl of oil and $7.22 per Mcf of natural gas realized during the first nine months of 2007. All unit pricing amounts include the effects of cash settlements of effective hedging contracts. Hedging transactions during the third quarter of 2008 decreased the average price we received for natural gas by $0.07 per Mcf, compared to an increase in average realized prices of $0.68 per Mcf during the third quarter of 2007. Realized oil prices in the third quarter of 2008 decreased by $16.89 per Bbl, compared to a decrease in realized oil prices of $0.09 per Bbl in the comparable quarter of 2007.
     Lease operating expenses incurred during the third quarter of 2008 totaled $40.1 million compared to $34.9 million in the second quarter of 2008 and $39.5 million for the comparable quarter in 2007. During the third quarter of 2008, lease operating expenses included $6.8 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Gustav and Ike. For the nine months ended September 30, 2008 and 2007, lease operating expenses were $105.3 million and $131.1 million, respectively. For the nine months ended September 30, 2007, lease operating costs included $8.6 million for the Rocky Mountain properties which were divested on June 29, 2007, and $9.9 million for an expensed replacement well.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2008 totaled $51.0 million compared to $70.3 million for the third quarter of 2007. DD&A expense on oil and gas properties for the nine months ended September 30, 2008 totaled $183.9 million compared to $228.5 million during the same year-to-date period of 2007. The decrease in DD&A expense is primarily due to reduced volumes in 2008.
     For the third quarter 2008, there was an impairment charge of $8.8 million relating to the investment in Bohai Bay, China. For the nine months ending September 30, 2008, the impairment charge totaled $18.9 million. The remaining investment in the Bohai Bay venture is included in unevaluated properties and totals $12.1 million.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2008 were $10.5 million compared to $7.8 million in the third quarter of 2007. For the nine months ended September 30, 2008 and 2007, SG&A (exclusive of incentive compensation) totaled $32.0 million and $25.5 million, respectively.
     There were borrowings of $425 million outstanding at September 30, 2008 under our $700 million borrowing base and bank credit facility, which was amended and increased on August 28, 2008 in conjunction with the Bois d’Arc acquisition. Stone had letters of credit totaling $46.1 million, resulting in $228.9 million of available borrowings, at September 30, 2008. The borrowing base under the credit facility, which is currently $700 million, is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves, and is currently undergoing its scheduled November review.
     Capital expenditures before acquisitions and capitalized SG&A and interest during the third quarter of 2008 totaled $70.2 million, including $29.4 million of lease acquisition costs. Additionally, $4.3 million of SG&A expenses and $7.0 million of interest were capitalized during the quarter. In addition, the expenditure for the Bois d’Arc acquisition was recorded at approximately $1.656 billion in the third quarter 2008. For the nine months ended September 30, 2008, capital expenditures before acquisitions and capitalized SG&A and interest totaled $319.5 million, including $69.1 million of lease acquisition costs. Additionally, $14.2 million of SG&A expenses and $15.7 million of interest were capitalized during this period.
     Through September 30, 2008, Stone acquired 100,000 common shares of stock at a cost of $4.2 million under the $100 million repurchase program authorized by the Board of Directors.
Operational Update
     Ewing Bank 305. In the third quarter, Stone successfully drilled two wells in the Ewing Bank 305 drilling program. The first well is on production and the second is currently being completed. In addition, one well was successfully worked over. After the 2008 drilling program, production at Ewing Bank 305 has doubled to approximately 40 Mmcfe per day.
     Main Pass 74. The Diemos prospect was successfully drilled in the third quarter and completed as a dual producer in the Main Pass 72 Field. Current production from the well is approximately 3.8 Mmcfe per day.
     Ship Shoal 113. Two wells were drilled in the Ship Shoal 113 Unit during the third quarter. The Stumpknocker prospect was drilled and encountered 98 ft of pay in 3 main sands. As a result of mechanical issues, the well will require a sidetrack to get back to the pay zones. The Red Ear prospect was drilled and encountered 76 ft of pay in 3 sands, and is currently being completed. The rig will move back to the Stumpknocker sidetrack after the Red Ear well. The Ship Shoal 113 unit was acquired in the Bois d’Arc acquisition.
     South Timbalier 100. The No. A-7 well was successfully drilled and completed as a dual with a selective in the South Timbalier 100 field. Two of the zones have tested at a combined rate of 7 Mmcfe per day. The South Timbalier 100 field was acquired in the Bois d’Arc acquisition.
     Appalachia. Stone recently completed a well in Clinton County, Pennsylvania which is currently on production test. A second well remains under evaluation. For the remainder of 2008, Stone expects to participate in 2-4 non-operated wells in West Virginia.
Hurricane Impact Update
     Substantially all of Stone’s platforms are producing or awaiting pipeline clearance to produce. Although many of the platforms sustained some minor damage, most of the damage did not impair production. Damage repair will be ongoing with minimal impact to production. Of Stone’s top three fields, two are back on production and the third is expected to resume shortly. Due to a damaged pipeline, oil volumes from Mississippi Canyon 109 (Amberjack Platform) are currently being produced utilizing a barging operation at slightly reduced levels. Production from Ewing Banks 305 is at pre-Gustav levels due to the ongoing drilling program, while production from Ship Shoal 113 Unit is projected to resume by early November when repairs are expected to be complete. Stone expects total production to be approximately 275 Mmcfe per day by year-end.
     As was previously noted in Stone’s September 18, 2008 press release, six structures were lost during Hurricane Ike with minimal impact to production and reserves. Only one of the six structures was insured as the remaining platforms were substantially idle, awaiting abandonment. Although Stone carried insurance on the removal of any lost platform, the cost to plug and abandon the individual wellbores associated with these structures was not insured. The cost to plug and abandon wellbores from a standing platform is significantly less expensive than the process to plug and abandon the wellbore via an open water procedure. Stone estimates this incremental uninsured plug and abandonment cost could exceed $75 million, allocated over several years. In addition, Stone had a primary deductible of approximately $30 million on the hurricane repair cost, which Stone expects to exceed.
2008 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The guidance below incorporates the impact of the Bois d’Arc acquisition as of August 28, 2008. The guidance does not give any pro forma effect to the acquisition.
     Capital Expenditure Budget. The 2008 capital expenditure budget before the Bois d’Arc acquisition was approximately $395 million, which excluded acquisitions, capitalized interest and SG&A, and abandonment expenditures. After the Bois d’ Arc acquisition and the impact of the hurricanes, Stone now expects its 2008 capital expenditures to be approximately $380-420 million.
     Production. For the fourth quarter of 2008, Stone expects net daily production to average between 210-230 MMcfe. This would translate into a full year 2008 average daily production to be in the range of 175-185 MMcfe per day. Stone expects production volumes to be approximately 275 Mmcfe per day by year-end.

     Lease Operating Expenses. After the Bois d’ Arc acquisition and the impact of the hurricanes, Stone now expects lease operating costs, excluding production taxes, to range between $65-$75 million for the fourth quarter, or between $170-$180 million for 2008 based upon current operating conditions and budgeted maintenance activities. The increased fourth quarter estimate is primarily due to projected hurricane related repairs of $15-$20 million in the quarter, as well as the inclusion of the Bois d’Arc properties for a full quarter.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $5.20 -$5.30 per Mcfe in the fourth quarter 2008, which projects to $4.20-$4.30 per Mcfe for full year 2008. The increase from previous quarters is primarily due to the Bois d’Arc acquisition which had a DD&A rate of approximately $6.00 per Mcfe after the full burden of the future development costs.
     Salaries, General & Administrative Expenses. After the Bois d’ Arc acquisition, Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $12-$15 million for the fourth quarter, or $45-$48 million for 2008.
     Corporate Tax Rate. For 2008, Stone expects its corporate tax rate to be approximately 35%, with a substantial portion being deferred.
Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2008 and 2009:

	Zero-Premium Collars
	Natural Gas				Oil
	Daily				Daily
	Volume		Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)		Price	Price	(Bbls/d)	Price	Price
2008	30,000	*	$8.00	$14.05	3,000	$60.00	$90.20
2008	20,000	**	7.50	11.35	2,000	65.00	81.00
2008	20,000	***	9.00	17.90	3,000	70.00	110.25
2008	20,000	***	9.00	18.45
2009	20,000		8.00	14.30	3,000	80.00	135.00
2009	20,000		9.00	14.63

*	January-March

**	April-December

***	July-December

Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009	20,000	$10.15	2,000	$107.90

	Put Contracts
	Natural Gas
	Daily
	Volume		Unamortized
	(MMBtus/d)	Floor	Cost
2008	20,000 *	$10.00	$0.52/MMBtu

*	July-December

Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Other Information
     Stone Energy has planned a conference call for 1:00 p.m. Central Time on Wednesday, November 5, 2008 to discuss the operational and financial results for the third quarter of 2008. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a digital recording accessed by dialing 1-800-642-1687 (ID #70129680) will be available at approximately 12:00 p.m. Central Time for 48 hours. A web replay will be available approximately 24 hours following the completion of the call on Stone Energy’s website at www.StoneEnergy.com. The web replay will be available for approximately one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region as well as selected areas in the Rocky Mountains. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
FINANCIAL RESULTS
Net income	$34,121	$34,068	$179,174	$116,527
Net income per share	$1.04	$1.23	$6.02	$4.21

PRODUCTION QUANTITIES
Oil (MBbls)	943	1,313	3,647	4,691
Gas (MMcf)	6,213	10,801	24,631	34,109
Oil and gas (MMcfe)	11,871	18,679	46,513	62,255

AVERAGE DAILY PRODUCTION
Oil (MBbls)	10	14	13	17
Gas (MMcf)	68	117	90	125
Oil and gas (MMcfe)	129	203	170	228

REVENUE DATA (1)
Oil revenue	$100,726	$100,759	$380,002	$305,516
Gas revenue	66,584	77,653	253,503	246,120

Total oil and gas revenue	$167,310	$178,412	$633,505	$551,636

AVERAGE PRICES (1)
Oil (per Bbl)	$106.81	$76.74	$104.20	$65.13
Gas (per Mcf)	10.72	7.19	10.29	7.22
Per Mcfe	14.09	9.55	13.62	8.86

COST DATA
Lease operating expenses	$40,149	$39,476	$105,302	$131,072
Salaries, general and administrative expenses	10,481	7,844	32,015	25,479
DD&A expense on oil and gas properties	51,046	70,296	183,925	228,488

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$3.38	$2.11	$2.26	$2.11
Salaries, general and administrative expenses	0.88	0.42	0.69	0.41
DD&A expense on oil and gas properties	4.30	3.76	3.95	3.67

AVERAGE SHARES OUTSTANDING — Diluted	32,670	27,722	29,740	27,669

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating revenue:
Oil production	$100,726	$100,759	$380,002	$305,516
Gas production	66,584	77,653	253,503	246,120
Derivative income, net	5,045	—	1,433	—

Total operating revenue	172,355	178,412	634,938	551,636

Operating expenses:
Lease operating expenses	40,149	39,476	105,302	131,072
Production taxes	1,325	1,542	6,228	8,214
Depreciation, depletion and amortization	51,962	71,096	186,180	231,275
Write-down of oil and gas properties	8,759	—	18,859	—
Accretion expense	4,146	4,394	12,367	13,226
Salaries, general and administrative expenses	10,481	7,844	32,015	25,479
Incentive compensation expense	283	1,319	2,183	2,680
Derivative expenses, net	—	36	—	127

Total operating expenses	117,105	125,707	363,134	412,073

Gain on Rockies divestiture	—	(89)	—	55,727

Income from operations	55,250	52,616	271,804	195,290

Other (income) expenses:
Interest expense	3,036	6,281	10,528	27,756
Interest income	(2,255)	(5,314)	(10,601)	(6,923)
Other income, net	(1,421)	(1,356)	(3,775)	(4,591)
Early extinguishment of debt	—	592	—	592

Total other (income) expenses	(640)	203	(3,848)	16,834

Income before taxes	55,890	52,413	275,652	178,456

Provision (benefit) for income taxes:
Current	(45,583)	29,000	1,395	46,500
Deferred	67,352	(10,655)	95,083	15,429

Total income taxes	21,769	18,345	96,478	61,929

Net income	$34,121	$34,068	$179,174	$116,527

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income as reported	$34,121	$34,068	$179,174	$116,527

Reconciling items:
Depreciation, depletion and amortization	51,962	71,096	186,180	231,275
Write-down of oil and gas properties	8,759	—	18,859	—
Deferred income tax provision (benefit)	67,352	(10,655)	95,083	15,429
Accretion expense	4,146	4,394	12,367	13,226
Gain on sale of oil and gas properties	—	89	—	(55,727)
Stock compensation expense	1,964	812	6,286	3,342
Other	(4,524)	1,009	(3,392)	2,687

Discretionary cash flow	163,780	100,813	494,557	326,759

Settlement of asset retirement obligations	(8,551)	(34,895)	(42,202)	(53,668)
Increase (decrease) in current income taxes payable	(45,583)	28,972	(92,714)	45,541
Investment in put contracts	—	—	(1,914)	—
Other working capital changes	138,163	62,021	129,471	55,699

Net cash provided by operating activities	$247,809	$156,911	$487,198	$374,331

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$172,643	$475,126
Accounts receivable	146,792	186,853
Deferred tax asset	—	9,039
Other current assets	91,404	2,684

Total current assets	410,839	673,702

Oil and gas properties, net — United States:
Proved, net	2,588,132	1,001,179
Unevaluated	663,491	150,568
Oil and gas properties — China (unevaluated)	12,123	29,565
Building and land, net	5,632	5,667
Fixed assets, net	5,674	5,584
Other assets, net	39,464	23,338
Goodwill	337,886	—

Total assets	$4,063,241	$1,889,603

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$123,676	$88,801
Undistributed oil and gas proceeds	73,873	37,743
Asset retirement obligations	65,411	44,180
Deferred taxes	2,394	—
Current income taxes payable	—	57,631
Other current liabilities	36,233	32,902

Total current liabilities	301,587	261,257

8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Bank debt	425,000	—
Deferred taxes	721,584	89,665
Asset retirement obligations	362,845	245,610
Other long-term liabilities	12,263	7,269

Total liabilities	2,223,279	1,003,801

Minority interest	163	—

Common stock	396	278
Treasury stock	(2,878)	(1,161)
Additional paid-in capital	1,259,331	515,055
Retained earnings	561,418	382,365
Accumulated other comprehensive income (loss)	21,532	(10,735)

Total stockholders’ equity	1,839,799	885,802

Total liabilities and stockholders’ equity	$4,063,241	$1,889,603